Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
1000 Louisiana Street, Suite 6800 Houston, Texas 77002-5026 ________ TEL: (713) 655-5100 FAX: (713) 655-5200 www.skadden.com

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March 31, 2026

Twenty One Capital, Inc. 111 Congress Avenue, Suite 500 Austin, Texas 78701

RE:	Twenty One Capital, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Twenty One Capital, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of up to 24,358,536 shares (the “Plan Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”) issuable pursuant to Company’s 2025 Stock Incentive Plan (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) a copy of the Plan;

Twenty One Capital, Inc.

March 31, 2026

(c) an executed copy of a certificate of Steven Meehan, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Company’s Certificate of Formation, certified by the Texas Secretary of State as of March 31, 2026, and certified pursuant to the Secretary’s Certificate, as being in effect as of the date of December 8, 2025;

(e) a copy of the Company’s Amended and Restated Certificate of Formation, certified by the Texas Secretary of State as of March 31, 2026, and certified pursuant to the Secretary’s Certificate, as being in effect on the date of the resolutions referred to below and as of the date hereof (the “Amended and Restated Certificate of Formation”);

(f) a copy of the Company’s Bylaws, as in effect as of the date of December 8, 2025, certified pursuant to the Secretary’s Certificate;

(g) a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate, as being in effect on the date of the resolutions referred to below and as of the date hereof; and

(h) copies of certain resolutions of the Board of Directors of the Company relating to the approval of the Plan and certain related matters, adopted on December 8, 2025 certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

Twenty One Capital, Inc.

March 31, 2026

In rendering the opinion stated herein, we have also assumed that (i) the Plan Shares will be issued in book-entry form and an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Plan Shares have been or will be properly recorded in the books and records of the Company, (iii) each award agreement under which Plan Shares, options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses or other stock-based awards have been or will be granted pursuant to the Plan (each, an “Award Agreement”) is or will be consistent with the Plan, (iv) each Award Agreement has been or will be duly authorized, validly executed and delivered by the parties thereto, (v) the Company’s authorized capital stock is as set forth in the Amended and Restated Certificate of Formation, and we have relied solely on the certified copy thereof issued by the Texas Secretary of State and have not made any other inquiries or investigations, (vi) the Company will continue to have sufficient authorized shares of Class A Common Stock, (vii) except to the extent expressly stated in the opinion contained herein, the issuance of the Plan Shares does not and will not violate any statute to which the Company or such issuance is subject, (viii) the issuance of the Plan Shares does not and will not conflict with or constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Formation or the Amended and Restated Bylaws) and (ix) at all applicable times, the Company was duly formed and was validly existing, and had requisite legal status and legal capacity under the laws of the jurisdiction of its organization.

We do not express any opinion with respect to the laws of any jurisdiction other than the Texas For-Profit Corporation Law (the “TFPCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the TFPCL and, when the Plan Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Plan Shares, the Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP